                                                               EXHIBIT NO. 11.1

AZCO MINING, INC. (DELAWARE)
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS for the fiscal years ended June 30, 1997, 1996 and 1995


                                                                              1997             1996              1995

Net income (loss) applicable to computation                              $ (8,155,700)     $ 17,127,455     $ (4,698,537)

Weighted average common shares assuming no dilution                        25,527,185        25,512,938       25,006,637
                                                                         ------------      ------------     ------------

Stock options and warrants that had a dilutive effecting on net income (based on relationship of market value to exercise price), assumed to have been exercised on the first day of each period (or date of grant, if later), less the number of shares which could have been purchased from the proceeds of such assumed exercise;
  number of shares using the weighted average market price for the assumed purchase of shares described above
                                                                              260,062            41,384           48,379
                                                                         ------------      ------------     ------------

Weighted average common shares applicable to earnings per
  common and common equivalent share
                                                                           25,787,247        25,554,322       25,055,016
                                                                         ------------      ------------     ------------

Additional shares using the market close price at the end of the period for the assumed purchase of shares described above
                                                                                                 77,801           14,184

Conversion of convertible debentures at the stated rate assumed to have been converted at the beginning of the earliest period reported
                                                                                                                 135,179
                                                                         ------------      ------------     ------------

Weighted average common shares assuming full dilution                      25,787,247        25,632,123       25,204,379
                                                                         ============      ============     ============

Earnings per common and common equivalent share:
    Net income (loss)                                                    $      (0.32)     $       0.67     $      (0.19)
                                                                         ============      ============     ============

Earnings per common share assuming full dilution:
    Net income (loss)                                                    $      (0.32)     $       0.67     $      (0.19)
                                                                         ============      ============     ============















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